Exhibit 99.2

For Immediate Release

MPG OFFICE TRUST AMENDS

EMPLOYMENT AGREEMENT

of

CHIEF FINANCIAL OFFICER

LOS ANGELES, October 14, 2011 – MPG Office Trust, Inc. (NYSE: MPG), a Southern California-focused real estate investment trust, today announced it has amended the employment agreement for Mr. Shant Koumriqian, Executive Vice President and Chief Financial Officer, providing for Mr. Koumriqian’s departure from the Company on March 31, 2012. Mr. Koumriqian is expected to remain with the Company until that time.

Mr. David Weinstein, President and Chief Executive Officer of MPG Office Trust, commented, “We are grateful for Shant’s past and continued contributions and are pleased he will continue to work with us during the next five and one half months. We are fortunate to have a strong and capable finance and accounting team that are long standing employees of MPG. Over the coming months, the Company will assess its ongoing needs and expects to hire accordingly. Shant will assist us in any transition.”

Mr. Koumriqian added, “I am proud of the progress MPG Office Trust has made during my time with the Company. While I have no immediate plans, I currently intend to fulfill my responsibilities through March 31, 2012. I then look forward to exploring other opportunities and accepting new challenges.”

About MPG Office Trust, Inc.

MPG Office Trust, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning and operating high-quality office properties in the Southern California market. MPG Office Trust, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing and financing. For more information on MPG Office Trust, visit our website at www.mpgoffice.com.

Business Risks

This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include: risks associated with the availability and terms of financing; risks associated with the timing and consequences of loan defaults and related asset dispositions; risks associated with our loan modification efforts; risks associated with our liquidity situation; general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases at favorable rates, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); risks associated with our dependence on key personnel whose continued service is not guaranteed; risks associated with increases in interest rates, volatility in the securities markets and contraction in the credit markets affecting our ability to extend or refinance existing loans as they come due; risks associated with the continued or increased negative impact of the current credit crisis and global economic slowdown; risks associated with joint ventures; risks associated with our ability to dispose of properties, if and when we decide to do so, at prices or terms set by or acceptable to us; risks associated with contingent guaranties by our Operating Partnership; risks associated with our potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and potential liability for uninsured losses and environmental contamination.

For a further list and description of such risks and uncertainties, see our Annual Report on Form 10-K filed on March 16, 2011 with the Securities and Exchange Commission. The Company does not update forward-looking statements and disclaims any intention or obligation to update or revise them, whether as a result of new information, future events or otherwise.

CONTACT:

MPG Office Trust, Inc.

Peggy Moretti

Executive Vice President, Investor and Public Relations

(213) 613-4558